Exhibit 99.(h)(2)

FORM OF

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Services Agreement (the “Agreement”) made this        day of               , 2008, between ALPS Variable Insurance Trust, a Delaware statutory trust (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation having its principal office at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Transfer Agent”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, for the series listed in Appendix A attached hereto, each having two classes of shares; each of such series and any additional series that may be established by the Trust and for which the Trust retains the Transfer Agent to provide services hereunder is referred to herein individually as a “Portfolio” and, collectively, as the “Portfolios”; and

WHEREAS, the Transfer Agent provides certain transfer agency services to investment companies; and

WHEREAS, the Trust, desires to appoint the Transfer Agent as transfer agent, dividend disbursing agent and agent in connection with certain other activities for the Portfolios, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                                               Terms of Appointment and Duties

1.1                                          Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as transfer agent for the Portfolios’ authorized and issued shares of beneficial interest (“Shares”), the Portfolios’ dividend disbursing agent, and the Portfolios’ agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Trust (“Shareholders”) and as set out in the currently effective prospectus and statement of additional information (“Prospectus”) of the Trust on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. The Transfer Agent agrees that it will perform the following services:

(a)   Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust authorized by the Trust (the “Custodian”);

(b)   Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)   Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d)   With respect to the transactions enumerated in 1.1 (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Trust, and will be deemed to be acting as a limited agent of the Trust. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that purchase order, exchange or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on that day and purchase order, exchange or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on the next business day;

(e)   At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner redemption proceeds to such redeeming Shareholders;

(f)    Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)   Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(h)   Maintain records of, account for and advise the Trust and its Shareholders as to the foregoing;

(i)    Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the responsibility of the Trust and ALPS Distributors, Inc., the Portfolios’ principal underwriter; and

(j)    Orders, exchanges, or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent that day and orders, exchanges, or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent on the next business day.

1.2                                             Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a)   Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information. Services to be performed by the Transfer Agent include those set forth in Appendix A attached hereto and incorporated herein by this reference;

(b)   Control Book. Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 11:00 AM Eastern Time, or such earlier time as the Trust may reasonably require, on the next business day;

(c)   “Blue Sky” Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust, providing a system which will enable the Trust to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Trust to fulfill the Trust’s obligation to monitor blue sky compliance;

(d)   National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Trust/SERV (Networking and Trust/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent;  (ii) issue instructions to Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on the Transfer Agent’s computer system (the “System”) in accordance with NSCC’s Networking and Trust/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

(e)   New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust’s behalf.

(f) Availability of Facilities. Upon reasonable notice by the Trust, the Transfer Agent shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Trust, or any person retained by the Trust as may be necessary for the Trust to evaluate the quality of the services performed by the Transfer Agent pursuant hereto;

(g) AML Program. The Transfer Agent agrees to (i) maintain an anti-money laundering program in compliance with applicable laws and regulations; and (ii) with respect to the beneficial ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program. The Transfer Agent confirms that, as soon as possible following the request from the Trust, the Transfer Agent will supply the Trust with copies of the Transfer Agent’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

2.                                                               Fees and Expenses

2.1                                             Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent fees as set forth in the attached fee schedule (“Schedule B”). Such fees and out-of-pocket expenses and advances identified in Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

2.2                                             Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Transfer Agent at cost for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, NSCC interface fees, allocation of SAS 70, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the written consent of the Trust, will be reimbursed by the Trust at cost.

2.3                                             Postage. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust no later than five days after the Trust receives a request (including such documentation substantiating such request as may be reasonably requested by the Trust) for such amounts.

2.4                                             Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5                                             Omitted

2.6                                             Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, and provided that such undisputed amount has not been paid as a direct result of an action by Transfer Agent, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Trust) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.                                                               Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

3.1                                It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

3.2                               It is duly qualified to carry on its business in the State of Colorado.

3.3                                It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

3.4                                All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5                                It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

3.6                                It will provide the Trust with all information necessary to complete its filing requirements in a timely fashion.

3.7                                It is, and will continue to be, duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

3.8                                The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report. Upon request of the Trust, the Transfer Agent will provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time to order to address changing regulatory and industry developments. The Transfer Agent will provide the Trust with such amendments or updates promptly upon effectiveness.

3.9                                            It will impose and collect any redemption fees imposed by the Portfolios of the Trust in accordance with the terms set forth in the Prospectus.

4.                                                                           Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

4.1                                            It is a Delaware statutory trust, duly organized and existing and in good standing under the laws of the State of Delaware.

4.2                                            It is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

4.3                                            All trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

4.4                                            It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5                                            A registration statement under the Securities Act of 1933, as amended, is currently, or will be upon commencement of operations, effective and will remain effective with respect to the Portfolios, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.                                                           Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

5.1                                            Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”), attached hereto as Schedule C, chosen for Trust transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2                                            Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Trust Selection Form, attached hereto as Schedule C, was selected by the Trust. The Trust must notify the Transfer Agent immediately of any change in the Trust’s authorized personnel under such Security Procedures. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Trust. For purposes of this section only, instructions received from authorized persons who are representatives of the Trust’s Investment Adviser, will be considered to be instructions from the Trust.

5.3                                             Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4                                             Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5                                             Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.6                                             Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7                                             Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

5.8                                             ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

5.9                                          Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty-four (24) hours, but no later than forty-eight (48) hours, notice of which may be delivered through the Transfer Agent’s information systems, or by facsimile or call-back. Confirmation will be delivered to the Shareholders in accordance with applicable regulations and the Prospectus. The Trust must report any objections to the execution of an order within thirty (30) days.

6.                                                               Indemnification

6.1                                           The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)   All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party);

(b)   The Trust’s lack of good faith, negligence or willful misconduct;

(c)   The good faith reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust in writing, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers reasonably believed by the Transfer Agent to be authorized by the Trust’s Board of Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

(d)   The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)   The negotiation and processing of any checks including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Trust, the Trust’s management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as “third party checks”) which checks are tendered to a bank for the purchase of Shares; or

(f)    Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems.

This indemnification shall not extend to any losses, damages, costs, charges, expenses or legal fees arising out of or related to the Transfer Agent’s negligence, willful misconduct or baid faith or the breach of any representation, warranty or obligation of Transfer Agent under this Agreement.

6.2                                          In any case in which the Trust may be asked to indemnify or hold the Transfer Agent harmless, the Trust shall be advised of all pertinent facts concerning the situation in question. The Transfer Agent will notify the Trust promptly after identifying any situation which presents a claim for indemnification against the Trust although the failure to do so shall not prevent recovery by the Transfer Agent except as to the extent the Trust has been materially prejudiced thereby. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent with counsel chosen by the Trust and reasonably satisfactory to the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust’s prior written consent.

7.                                                               Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts to ensure the accuracy and completeness of all services performed under this Agreement. At all times, the Transfer Agent shall be held to the standard of care of a reasonable transfer agent in the mutual fund industry and shall be liable for any errors caused by the negligence, willful misconduct or bad faith of its employees. The Transfer Agent assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents or breach of this Agreement. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investments checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.                                                               Confidentiality

8.1                                            The Transfer Agent and the Trust agree that they will not, at any time during the Term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any shareholders’ or customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Trust’s shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. For purposes of this Agreement, Confidential Information shall also include:

(a)   Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

(b)   Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Transfer Agent a competitive advantage over its competitors;

(c)   All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(d)   Information that the Trust is required to keep confidential pursuant to agreements with third party service providers.

Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Trust, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

8.2                                            In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Trust to the extent legally permitted and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order. If the Transfer Agent is requested or required by depositions, interrogatories, request for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Transfer Agent will provide the Trust with prompt written notice of any such request or requirement so that the Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver is not received within a reasonable period following such notice, then the Transfer Agent may, without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Transfer Agent’s counsel.

8.3                                            The Trust and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunderr. The Transfer Agent agrees that it has and shall continue to have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Trust.

9.                                                               Covenants of the Trust and the Transfer Agent

9.1                                            The Trust shall promptly furnish to the Transfer Agent the following:

(a)   A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)   A copy of the Agreement and Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2                                           The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3                                           The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

9.4                                           In case of any request or demands for the inspection of the shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection.

9.5                                           The Transfer Agent shall provide assistance to and cooperate with the Trust’s internal or external auditors or other agents in connection with any Trust-directed audits or examinations. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Trust shall provide reasonable advance notice to the Transfer Agent of such audits or examinations. For purposes of such audits or examinations, at the request of the Trust, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors or other agents. On an annual basis, the Transfer Agent will provide the Trust with copies of its SAS 70 report. The Trust understands and agrees that its auditors or other agents will be required by the Transfer Agent to execute a confidentiality agreement reasonably acceptable to the Trust and such auditors or other agents prior to being given access to such records, data and operating processes.

10.                                                        Termination of Agreement

10.1                                      Term. The term of this Agreement shall be three years (“Initial Term”) from the date first stated above unless terminated pursuant to the provisions of this Section 10. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a “Term”). After the initial term, this Agreement may be terminated by either party upon at least sixty (60) days’ written notice to the other party. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. Otherwise the fees shall be increased pursuant to Section 2.5 of this

Agreement. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Trust is completed.

10.2                                     Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’ request, shall offer reasonable assistance to the Trust in converting the records of the Trust from the Transfer Agent’s systems to whatever services or systems are selected by the Trust (the “Deconversion”). As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the “new agent”) to modify, to alter, to enhance, or to improve the new agent’s system, or to provide any new functionality to the new agent’s system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent’s systems. Notwithstanding anything contained in this Agreement to the contrary, should the Trust desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

10.3                                     Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, if the Agreement is terminated by the Trust, the Transfer Agent reserves the right to charge a reasonable fee for its deconversion services; and if the Agreement is terminated by the Transfer Agent, the Trust reserves the right to charge a reasonable fee for conversion to another service provider. In the event of termination of this Agreement, the Trust agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

10.4                                     Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

10.5                                     Termination by the Trust. Notwithstanding Section 10.3, the Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement, without the payment of any liquidated damages or other penalty, upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement, or (iii) a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Trust to the Transfer Agent. With respect to (ii) and (iii), the Trust shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Trust, except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

10.6                                     Termination by the Transfer Agent. Notwithstanding Section 10.3, the Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement without the payment of any liquidated damages or other penalty, upon the occurrence at any time of (i) the bankruptcy of the Trust or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, (ii) the material failure by the Trust to perform its duties and obligations under this Agreement, or (iii) a material breach of this Agreement by the Trust. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Trust. With respect to (ii) and (iii), the Transfer Agent shall provide the Trust with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Trust within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.                                                         Assignment and Third Party Beneficiaries

11.1                                     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2                                     Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3                                     This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 12.1 and Schedule 1.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.                                                         Unaffiliated Third Party Service Providers

12.1                                     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third party service providers such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

13.                                                         Miscellaneous

13.1                                     Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Trust.

13.2                                     Colorado Law to Apply. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder, without regard to the conflicts of laws provisions of that state. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

13.3                                     Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent’s systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Trust in accordance with the Transfer Agent’s then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

13.4                                     Disaster Recovery. The Transfer Agent shall enter into and maintain in effect with appropriate parties (a) one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available, and (b) emergency data recovery policies and procedures (a “Disaster Recovery Plan”), which is commercially reasonable in light of the services to be provided. In the event of equipment failures, the Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. The Transfer Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its dutites or obligations under this Agreement.

13.5                                     Notice/Separate Portfolios. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Portfolio. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Trust is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The us of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the other Portfolios for any reason.

13.6                                     Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.7                                     Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.8                                     Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.9                                     Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

13.10                               Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.11                               Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.12                               Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

13.13                               Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: General Counsel
Fax: (303) 623-7850

(b)	If to the Trust, to:
ALPS Variable Insurance Trust
1290 Broadway, Suite 1100
Denver, CO 80203
Attention: Secretary
Fax: (303) 623-7850

Red Rocks Capital LLC
603 Park Point Drive, Suite 200
Golden, CO 80401

14.                                                       Additional Portfolios

In the event that the Trust establish one or more Portfolios, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Portfolio shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS FUND SERVICES, INC., a Colorado corporation	ALPS VARIABLE INSURANCE TRUST, a Delaware statutory Trust, on behalf of AVS Listed Private Equity Portfolio

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

Portfolio List

AVS Listed Private Equity Portfolio

SCHEDULE B

Fee Schedule

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
0-10,000	$15
10,001-30,000	$14
30,001-50,000	$13
50,000 and above	$12

Annual Inactive Account Fee:

$5.50 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0.50 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)

Out-of-Pocket Fees:

The following list includes some, but not all, of the out-of-pocket Fees and expenses that may be incurred by the Transfer Agent from outside vendors. All out-of-pocket fees and expenses, whether or not listed below, are passed directly through at cost to our clients as out-of-pocket fees and expenses.

•                  Monthly NSCC-interface fees

•                  The cost of printing and mailing shareholder confirmations and statements

•                  The cost of Portfolio-specific statement paper and envelopes

•                  Postage

•                  SAS 70 Report

•                  Customized programming

•                  Retirement account disclosure statement language

•                  Other miscellaneous expenses that may occur at the Trust’s discretion

ALPS FUND SERVICES, INC., a Colorado corporation	ALPS VARIABLE INSURANCE TRUST, a Delaware statutory Trust, on behalf of AVS Listed Private Equity Portfolio

By:	By:

Name:	Name:

Title:	Title:

Schedule C

SECURITY PROCEDURES

Telephone Verification Procedures:

The Transfer Agent will require verification of all of the following by the caller

☐	Social Security number or Tax ID number
☐	Account Registration / Legal Name of Account
☐	Mailing Address of Record

Fax Verification Procedures:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

	Phone	Fax	Mail
			NO Signature Guarantee Required	Signature Guarantee Required
Redemptions
Wire to bank instructions on record
Wire to new bank instructions
Exchanges between classes
Purchases
Purchase by wire
Transfers
Transfer assets to different account registration
Account Maintenance
Establish new account
Change address of record
Change account registration
Add bank wiring instructions
Remove bank wiring instructions
Change interested party (additional mailings)
Change broker dealer of record
Change dividend options
Addition or removal of authorized signer or transactor

In addition to the transaction discussed above, ALPS will follow the following procedures with respect to corporate accounts:

•                  The Transfer Agent may require authorization from the Trust to accept outdated corporate resolutions.

•                  The Transfer Agent will require authorization from the Trust to accept transactions or maintenance requests for accounts with corporate resolutions missing authorized signatories.

ALPS FUND SERVICES, INC., a Colorado corporation	ALPS VARIABLE INSURANCE TRUST, a Delaware statutory Trust, on behalf of AVS Listed Private Equity Portfolio

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A

ALPS FUNDS SERVICES, INC.

TRANSFER AGENT SERVICE RESPONSIBILITIES*

SERVICE PERFORMED

1.	Receives orders for the purchase of Shares.

2.	Issue Shares and hold Shares in Shareholders accounts.

3.	Receive redemption requests.

4.	Pay monies to redeeming Shareholders.

5.	Effect transfers of Shares.

6.	Prepare and transmit dividends and distributions.

7.	Reporting of abandoned property.

8.	Maintain records of account.

9.	Maintain and keep a current and accurate control book for each issue of securities.

10.	Withhold taxes on U.S. resident and non-resident alien accounts.

11.	Prepare and file U.S. Treasury Department forms.

12.	Prepare and mail account and confirmation statements for Shareholders.

13.	Provide Shareholder account information.

*Such services are more fully described in Sections 1.1 and 1.2 of the Agreement.